Exhibit 99.4

Deutsche Balaton Biotech AG

DELPHI Management Consulting Aktiengesellschaft

Announcement pursuant to § 14 (2) and (3)

of the German Securities Acquisition and Takeover Act (WpÜG)

The offer document of the voluntary public purchase offer in the form of a partial offer by Deutsche Balaton Biotech AG, Ziegelhäuser Landstraße 1, 69120 Heidelberg, Germany (Local Court of Frankfurt am Main, HRB 111190) and DELPHI Unternehmensberatung Aktiengesellschaft, Ziegelhäuser Landstraße 1, 69120 Heidelberg, Germany (Local Court of Mannheim, HRB 705381), to the shareholders of Biofrontera AG, Hemmelrather Weg 201, 51377 Leverkusen, Germany (Local Court of Köln, HRB 49717) for the acquisition of up to 500.000 registered shares of Biofrontera AG (ISIN: DE0006046113 / WKN: 604611) against payment of a cash consideration of 7.20 Euro per share of Biofrontera AG as well as a non-binding English translation of the Offer Document is available on the World Wide Web at

https://www.deutschebalatonbiotech.de/erwerbsangebot-biofrontera-2019 beginning 21 June 2019.

The Offer Document as well as a non-binding English translation of the Offer Document are also available at the business address of

Deutsche Balaton Biotech AG,

Ziegelhäuser Landstraße 1,

69120 Heidelberg, Germany,

Fax: +49 6221 6492424

for distribution free of charge.

Heidelberg, June 21, 2019

Deutsche Balaton Biotech AG

DELPHI Management Consulting Aktiengesellschaft